UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 1, 2013

VIASPACE Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Nevada	333-110680	76-0742386
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

382 N. Lemon Ave., Ste. 364, Walnut, California		91789
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	626-768-3360

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of new officers or directors

On August 1, 2013, the Board of Directors appointed Khurram Irshad to serve as a director of the Registrant. Since August 2010, Mr. Irshad has headed the consulting firm Amaanco, a company dealing with companies in agribusiness and enabling them to comply with US government regulations on Food safety under FSMA law. His other main emphasis since 2006 has been on developing projects based on renewable energy, primarily biomass. He is also the CEO and founder of Winergy Pakistan (Pvt.) Limited since August 2006. At Winergy, his efforts led to securing the concession to develop the world’s largest biogas plant based on 500,000 dairy animals at Landhi Cattle Colony, Karachi, Pakistan. He is credited for developing a 5 MW power project for Pakistan Navy in 2010-2011 to supply power and water to one of its bases. This was the first project of its kind whereby a private developer was awarded the power purchase agreement by the armed forces of Pakistan.

Khurram Irshad is also the Chairman and founder of Aquatech Infrastructures Limited since January 1996. Founded in 1996, within ten years, Aquatech became the leading water and wastewater treatment company in Pakistan. During this period, he developed the innovative process of recycling and reusing the wastewater of the textile processing industry, and was awarded a patent for his process in 2007. During this time, he was also the advisor on water resource management to Deputy Chairman Planning Commission, Government of Pakistan.

He received his MS in Industrial Management from State University of New York at Stony Brook in 1990. He worked in the banking sector and then headed the chemical and commodities division of the Japanese trading company, Itochu (Pakistan) a Fortune 500 company.

The Registrant has also agreed issue Mr. Irshad 1,000,000 non-qualified stock options out of its existing stock option plan. The stock options will vest quarterly over one year and were issued at $0.0097 per share. Additionally, the Registrant has entered into a consulting agreement with Amaanco, a company headed by Mr. Irshad to develop projects in Pakistan, the US, Asia and Africa that use Giant King Grass.

Other than the agreement with Amaanco, there are no transactions, since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for the last three completed fiscal years, and in which any related person had or will have a direct or indirect material interest.

Other than the stock option issuance, there is no material plan, contract or arrangement (whether or not written) to which Mr. Irshad is a party or in which he participates that has entered into or material amendment in connection with the triggering event or any grant or award to Mr. Irshad or modification thereto, under any such plan, contract or arrangement in connection with any such event.

There is no family relationship between any of the Registrant’s officers or directors and its proposed director. There are no orders, judgments, or decrees of any governmental agency or administrator, or of any court of competent jurisdiction, revoking or suspending for cause any license, permit or other authority to engage in the securities business or in the sale of a particular security or temporarily or permanently restraining any of its officers or directors from engaging in or continuing any conduct, practice or employment in connection with the purchase or sale of securities, or convicting such person of any felony or misdemeanor involving a security, or any aspect of the securities business or of theft or of any felony, nor are any of the officers or directors of any corporation or entity affiliated with the Registrant so enjoined.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIASPACE Inc.

August 7, 2013	By:	/s/ Stephen J. Muzi

Name: Stephen J. Muzi
Title: Chief Financial Officer